UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2013

GIA Investments Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-169955	42-1772642
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4790 Caughlin Parkway, Suite 387, Reno, Nevada 89519
(Address of principal executive offices and Zip Code)

775.851.7397
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination Material Definitive Agreement

On January 9, 2013, the Company prepared and delivered to Baby Trend, Inc., a California corporation (“Baby Trend”), a written Notice of Termination of that certain written Preliminary Definitive Agreement dated as of December 25, 2011, by and between the Company and Baby Trend (the “Initial Termination Notice”).

The Company did not terminate that Preliminary Definitive Agreement for the reason specified in the Initial Termination Notice. Accordingly, the Company files this current Report on Form 8-K/A to amend and correct the Current Report on Form 8-K filed by the Company on February 23, 2013.

The Company and Baby Trend agreed to terminate that Preliminary Definitive Agreement for reasons other than specified in the Initial Termination Notice.

Forward-Looking Statements

This Current Report on Form 8-K/A contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including, but not limited to, the Annual Report on Form 10-K for the most fiscal recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to specify circumstances or events that occur after the date the forward-looking statements are made.

You are cautioned not to place undue reliance on those forward looking statements, which speak only as the date hereof.  All such forward looking statements are qualified in their entirety by the foregoing cautionary statements, and the Company undertakes no obligation to revise or update this Current Report on Form 8-K/A to specify events or circumstances after the date hereof.  This caution is made pursuant to the safe harbor provisions of Section 21E of the Private Securities Ligation Reform Act of 1995.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K/A to be signed on its behalf by the undersigned thereunto duly authorized.

GIA Investments Corp.

Dated: March 20, 2013	By:	/s/ Heer Hsiao
Heer Hsiao
Chief Executive Officer